Thornburg Investment Trust 485BPOS

 Exhibit (m)(2)

SECOND SUPPLEMENT TO

THORNBURG INVESTMENT TRUST’S

SECOND RESTATED PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

(Second Restated Service Plan)

In accordance with paragraph 6 of the Thornburg Investment Trust Second Restated Plan of Distribution Pursuant to Rule 12b-1 (Service Plan) made as of November 1, 2016 by Thornburg Investment Trust, the Second Restated Plan of Distribution Pursuant to Rule 12b-1 (Service Plan) is made applicable to Class I Shares of Thornburg Summit Fund effective February 27, 2019.

THORNBURG INVESTMENT TRUST

By:	/s/ Troy Statczar